EXHIBIT 3

                      SECOND AMENDMENT TO RIGHTS AGREEMENT

     SECOND AMENDMENT, dated as of December 26, 2002 (this "Amendment"), to the Rights Agreement, dated as of July 1, 1996, between FPL GROUP, INC., a Florida corporation (the "Company"), and EQUISERVE TRUST COMPANY, N.A., as successor to FLEET NATIONAL BANK, a national banking association (formerly known as THE FIRST NATIONAL BANK OF BOSTON) (the "Rights Agent"), as amended by an Amendment to Rights Agreement, dated as of July 30, 2000, between the Company and the Rights Agent ("Rights Agreement").

     WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

     WHEREAS, all acts and things necessary to make this Amendment a valid agreement have been done and performed and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

     Section 1. Amendments to Section 1 of the Rights Agreement.

          (a) Section 1(a) of the Rights Agreement hereby is amended by deleting the definition "Acquiring Person" in its entirety and substituting therefor the following:

               "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares of the Company then outstanding, but shall not include:

                    (i) the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; or

                    (ii) Wellington Management Company, LLP ("WMC"); provided, however, that if WMC, together with its Affiliates and Associates shall become the Beneficial Owner of more than 14% of the Common Shares of the Company then outstanding (regardless of whether such shares were acquired before or after the date hereof) then WMC shall be deemed an "Acquiring Person," and provided, further, that the exception provided for WMC by this subparagraph (ii) shall no longer be in effect if and when any of the following occur:


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                         (1) WMC is the Beneficial Owner of Common Shares other
than as an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, with respect to Common Shares of the Company owned of record by investment management clients;

                         (2) with respect to the Common Shares of the Company,
WMC and each of its Affiliates and Associates do not satisfy both of the criteria set forth in Rule 13d-1(b)(1)(i) and Rule 13d-1(b)(1)(ii) of the General Rules and Regulations under the Exchange Act (as such term is hereinafter defined); or

                         (3) with respect to the Common Shares of the Company,
WMC or any of its Affiliates or Associates report or is required to report such ownership on Schedule 13D under the Exchange Act.

               Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more (or, where subparagraph (ii) applies, more than 14%) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 10% or more (or, where subparagraph (ii) applies, more than 14%) of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Rights Agreement."

          (b) Section 1(p) of the Rights Agreement hereby is amended by deleting paragraph (p) in its entirety and substituting therefor the following definition of "Book Entry Common Shares" as a new paragraph (p):

               "(p) "Book Entry Common Shares" shall mean any or all Common Shares that are (i) issued without certificates and (ii) registered and held in book-entry form through a direct registration or book-entry system maintained by the Company or any transfer agent appointed by the Company with respect to the Common Shares."

     Section 2. Amendments to Section 3 of the Rights Agreement. The Rights Agreement is hereby amended by deleting Section 3 in its entirety and substituting therefor the following:


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          "Section 3.  Issue of Right Certificates.

          (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 10% or more of the then outstanding Common Shares (including any such date which is after the date of this Rights Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares, or Book Entry Common Shares, registered in the names of the holders thereof (which certificates or Book Entry Common Shares shall also be deemed to constitute and evidence Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit A hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

          (b) On the Record Date, or as soon as practicable thereafter, the Company will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit B hereto (the "Summary of Rights"), by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates for Common Shares outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or the earlier of the Redemption Date or the Final Expiration
Date), the surrender for transfer (or deposit for safe-keeping in the form of Book Entry Common Shares) of any certificate for Common Shares outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer (or deposit) of the Rights associated with the Common Shares represented by such certificate.

          (c) Certificates for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in paragraph (d) of this section) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall


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have impressed on, printed on, written on or otherwise affixed to them the following legend:

          This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between FPL Group, Inc. and The First National Bank of Boston, dated as of July 1, 1996 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of FPL Group, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. FPL Group, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person (as defined in the Rights Agreement) may become null and void.

          With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby. With respect to Book Entry Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to paragraph (d) of this section) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date, such Book Entry Common Shares shall be evidenced by a transaction advice or account statement, issued to each respective registered holder of such Book Entry Common Shares, which shall to the extent practicable bear a legend or be accompanied by a notice referencing, in substance, the fact that the Book Entry Common Shares listed thereon also evidence and entitle the holder hereof to certain rights to the extent set forth in the Rights Agreement and that the Company or transfer agent, as applicable, will upon request furnish the registered shareholder with a copy of the Rights Agreement. Until the Distribution Date, the Rights associated with the Book Entry Common Shares represented by a transaction advice or account statement shall be evidenced by such transaction advice or account statement alone, and an effective transfer instruction with respect to any such Book Entry Common Shares shall also constitute an effective transfer instruction with respect to the Rights associated with the Book Entry Common Shares represented thereby.

          (d) In the event that the Company purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding.

          (e) In the event that at any time after the date of this Rights Agreement the Company shall have authorized any or all Common Shares to be issued as Book Entry Common Shares, then in such event any rights and privileges granted pursuant to this Rights Agreement to holders of certificates for Common Shares shall also be deemed granted to registered holders of Common Shares held as Book Entry Common Shares, in equal measure but subject to such administrative


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procedures or requirements, in lieu of any certificate delivery, certificate endorsement or similar procedures or requirements, as the Company or any applicable transfer agent appointed by the Company with respect to the Common Shares shall have established with respect to Book Entry Common Shares."

     Section 3. Amendments to Section 16(c) of the Rights Agreement. The Rights Agreement is hereby amended by deleting Section 16(c) in its entirety and substituting therefor the following:

          "(c) the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Share certificate or Book Entry Common Share) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated Common Share certificate or the Book Entry Common Share account statement or transaction advice made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary."

     Section 4. Deletion of Section 34 of the Rights Agreement. The Rights Agreement is hereby amended by deleting Section 34.

     Section 5. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 8. Rights Agreement as Amended. Upon the effectiveness of this Amendment, the term "Rights Agreement" as used in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

     Section 9. Effectiveness. Upon execution of this Amendment by the Company and the Rights Agent the amendments provided for in this Amendment shall be deemed to be effective and the Rights Agreement shall be deemed to be amended hereby as set forth above, all as of the date first set forth in the preamble of this Amendment.


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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                                    FPL GROUP, INC.,


By: /s/ Paul I. Cutler                     By: /s/ Dennis P. Coyle
--------------------------------           ---------------------------------
Name:   Paul I. Cutler                     Name:   Dennis P. Coyle
Title:  Assistant Secretary                Title:  General Counsel and Secretary


Attest:                                    EQUISERVE TRUST COMPANY, N.A.,


By: /s/ Shirley A. Nessralla               By: /s/ Georgia F. Lonkart
--------------------------------           ---------------------------------
Name:   Shirley A. Nessralla               Name:   Georgia F. Lonkart
Title:  Senior Account Manager             Title:  Senior Managing Director


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